Exhibit (h)(22)

FORM OF AMENDMENT TO THE RETIREMENT SERVICE AGREEMENT

FOR THE TIAA-CREF FUNDS

AMENDMENT, dated September 26, 2014, to the Retirement Service Agreement, dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, the Trust has established three additional series, the TIAA-CREF Emerging Markets Debt Fund, the TIAA-CREF Lifecycle 2060 Fund and the TIAA-CREF Lifecycle Index 2060 Fund (each a “Fund”), each of which will offer Retirement Class Shares and the Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to each Fund’s Retirement Class shares in accordance with the terms and provisions of the Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	The following shall be added to Schedule A of the Agreement:

Name of Fund	Service Fee
(as a percentage of the average daily value of the Fund’s net assets)

Emerging Markets Debt Fund	0.25%
Retirement Class Shares

Lifecycle 2060 Fund	0.25%
Retirement Class Shares

Lifecycle Index 2060 Fund	0.25%
Retirement Class Shares

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By:

Title:

TEACHERS ADVISORS, INC.

By:

Title: